EXHIBIT 99.1

Black Ridge Oil & Gas Provides Update on Bakken Acreage

Minnetonka, Minnesota – June 5, 2012 /Globe Newswire/ – Black Ridge Oil & Gas, Inc. (formerly known as Ante5, Inc.) (OTCBB:ANFC) owned, as of June 1, 2012, over 11,000 net mineral acres in the Bakken / Three Forks trends in North Dakota.  The Company did not close on the asset purchase agreement dated March 21, 2012 for the acquisition of over 8,655 net mineral acres.

Kenneth T. DeCubellis, Chief Executive Officer of Black Ridge Oil & Gas, commented, “Given current equity financing market conditions, we did not close on the 8,655 net acre asset purchase agreement.  We will continue to focus on developing our existing acreage.  As of May 31, 2012, Black Ridge had 1.6 net wells in production, more than a 40% increase over the 1.12 net wells that the Company previously reported in production as of March 31, 2012.”

About the Company

Black Ridge Oil & Gas is an oil and gas exploration and production company based in Minnetonka, Minnesota.  Black Ridge's focus is exclusive to the Williston Basin Bakken and Three Forks trend in North Dakota and Montana.  Black Ridge Oil & Gas controls over 11,000 net mineral acres in North Dakota.  For additional information, visit the Company's website at: www.Blackridgeoil.com

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Statement as to Forward Looking Statements

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Black Ridge Oil & Gas current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, volatility in commodity prices for crude oil and natural gas, environmental risks, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, availability of our credit facility, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our Company’s operations, products, services and prices and other risks inherent in the Company’s businesses that are detailed in the Company’s Securities and Exchange Commission (“SEC”) filings.  Readers are encouraged to review these risks in the Company’s SEC filings.

For Further Information Contact:

Black Ridge Oil & Gas Investor Relations:
Gerald Kieft
The WSR Group
772-219-7525
IR@theWSRgroup.com

Black Ridge Oil & Gas, Inc.